Exhibit 99.1

Intercontinental Exchange, Inc. Announces Expiration of Consent Solicitation and Receipt of Requisite Consents Relating to Black Knight InfoServ, LLC’s Outstanding 3.625% Senior Notes due 2028

February 28, 2024

ATLANTA & NEW YORK—(BUSINESS WIRE)—Intercontinental Exchange, Inc. (NYSE: ICE) (“ICE”) announced today the expiration and results of the previously announced consent solicitation (the “Consent Solicitation”) made by ICE with respect to the 3.625% Senior Notes due 2028 (CUSIP Nos. 092174AA9 (144A) and U0921BAA6 (Reg S)) (the “BK Notes”) issued by Black Knight InfoServ, LLC, a wholly owned subsidiary of ICE, to amend the terms of the BK Notes and the related indenture under which they were issued (the “BK Indenture”).

Pursuant to the Consent Solicitation, ICE solicited consents (the “Consents”) from each eligible holder of the BK Notes to amend the BK Notes and the BK Indenture to eliminate (i) the covenant to furnish certain reports, documents and information to holders of the BK Notes and the trustee under the BK Indenture (the “Reporting Covenant Proposed Amendment”) and (ii) substantially all of the other restrictive covenants and all of the events of default, other than payment-related and guarantee-related events of default (the “Other Proposed Amendments” and, together with the Reporting Covenant Proposed Amendment, the “Proposed Amendments”).

The Consent Solicitation expired at 5:00 p.m., New York City time, today (the “Expiration Date”). As of the Expiration Date, the Company has been advised by D.F. King & Co., Inc., the information and tabulation agent for the Consent Solicitation, that Consents of the holders of more than a majority in aggregate principal amount of the BK Notes were validly delivered and not validly revoked, as required under the BK Indenture to approve the Proposed Amendments, representing approximately 95% of the $1 billion total outstanding principal amount of the BK Notes. ICE will pay the holders of BK Notes whose consents were validly delivered and not validly revoked prior to the Expiration Date aggregate cash consideration of $2,500,000, or approximately $2.64 per $1,000 principal amount of BK Notes, as early as February 29, 2024, subject to the terms and conditions described in the Consent Solicitation Statement.

As a result of receiving the requisite consents to the Proposed Amendments to the Indenture, on February 28, 2024, BK entered into a First Supplemental Indenture (the “Supplemental Indenture”) to the BK Indenture. The Supplemental Indenture was effective upon execution. The Reporting Covenant Proposed Amendment will take effect when ICE deposits with the Depository Trust Company the amount of cash necessary to pay the cash consideration to each holder whose consents were validly delivered and not validly revoked prior to the Expiration Date. The Other Proposed Amendments will take effect on the date ICE completes a private exchange offer to exchange existing BK Notes for new senior notes issued by ICE.

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acted as solicitation agents for the Consent Solicitation. Any persons with questions regarding the Consent Solicitation should contact Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or (212) 357-1452 (collect); J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4087 (collect); or Wells Fargo Securities, LLC at (704) 410-4235 (collect) or (866) 309-6316 (toll free).

Disclaimer

The Consent Solicitation was made pursuant to the Consent Solicitation Statement. The complete terms and conditions of the Consent Solicitation are set forth in the Consent Solicitation Statement. The Consent Solicitation Statement was distributed only to eligible holders of BK Notes. The Consent Solicitation was not made to holders of BK Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Securities and Exchange Commission nor any other regulatory body has passed upon the accuracy or adequacy of the Consent Solicitation Statement.

About Intercontinental Exchange

Intercontinental Exchange, Inc. (NYSE: ICE) is a Fortune 500 company that designs, builds and operates digital networks to connect people to opportunity. We provide financial technology and data services across major asset classes that offer our customers access to mission-critical workflow tools that increase transparency and operational efficiencies. We operate exchanges, including the New York Stock Exchange, and clearing houses that help people invest, raise capital and manage risk across multiple asset classes. Our comprehensive fixed income data services and execution capabilities provide information, analytics and platforms that help our customers capitalize on opportunities and operate more efficiently. At ICE Mortgage Technology, we are transforming and digitizing the U.S. residential mortgage process, from consumer engagement through loan registration. Together, we transform, streamline and automate industries to connect our customers to opportunity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995—Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, ICE’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 8, 2024. We caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ICE Media Contact:

Josh King

(212) 656 2490

josh.king@ice.com

Damon Leavell

damon.leavell@ice.com

(212) 323-8587

media@ice.com

ICE Investor Contact:

Katia Gonzalez

katia.gonzalez@ice.com

(678) 981-3882

investors@ice.com